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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-______) and related Prospectus of USinternetworking, Inc. for the registration of 48,639,706 shares of common stock and warrants to purchase 12,610,294 shares of common stock, and to the incorporation by reference therein of our report dated January 24, 2000, (except for Note 21, as to which the date is March 3, 2000), with respect to the consolidated financial statements of USinternetworking, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                     /s/ Ernst & Young LLP

Baltimore, Maryland
February 1, 2001